EXHIBIT  2

                           MINUTES OF A MEETING OF THE
             BOARD OF DIRECTORS OF HUBEI PHARMACEUTICAL GROUP, LTD.
                        HELD ON THE 30TH DAY OF MAY, 2003


The  following  resolutions  were  passed  by  the  Board  of Directors of Hubei
Pharmaceutical Group, Ltd. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Company as at May 30th, 2003.

WHEREAS, the undersigned are Directors of Hubei Pharmaceutical Group, Ltd., a Nevada company, and they desire to take the action hereinafter set forth without a duly called meeting of the Directors.

NOW THEREFORE the undersigned hereby adopts the following resolution, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

RESOLVED  THAT:

     2. The Corporation accept the private placement subscription offer to subscribe for 80,000 units at a price of $0.15 each consisting of one share of common stock and 2.5 purchase warrants to purchase an additional share of common stock at a price of $0.20 with the aggregate total of 200,000 purchase warrants to expire November 30th, 2003 if not exercised. These shares will be issued in reliance on exemptions from registration under the Securities Act of 1933, as amended. As a result, all shares of the Company issued with respect to the private placement are subject to restrictions on transfer under the applicable provisions of the securities act and will carry a legend reflecting such restrictions.

     3. The Corporation accept the private placement subscription offers tendered by a group of accredited investors to subscribe for a total of 2,366,324 units consisting of a single share of common stock at a price of $0.15 each. These shares will be issued in reliance on exemptions from registration under the Securities Act of 1933, as amended. As a result, all shares of the Company issued with respect to the private placements are subject to restrictions on transfer under the applicable provisions of the securities act and will carry a legend reflecting such restrictions.

EFFECTIVE this 30th day of May, 2003.



/s/  Reid  Li                                 /s/  Clint  Cheng
----------------------------------            --------------------------------
Reid  Li,  President                          Cling  Cheng,  Director


/s/  Eric  Fletcher
----------------------------------
Eric  Fletcher,  Secretary


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